Exhibit 99.1

Vaxart Provides Business Update and Reports First Quarter 2025 Financial Results

Actively screening for the 10,000 participant portion of COVID-19 Phase 2b trial; Dosing expected to begin in second quarter of 2025

Completed enrollment of Phase 1 clinical trial evaluating Company’s second-generation oral norovirus vaccine constructs, with topline data expected in mid-2025

New avian influenza vaccine candidate was 100% protective in a ferret challenge model, compared with 0% survival in placebo-treated animals

Jeroen Grasman appointed as Chief Financial Officer effective May 19, 2025

Cash, cash equivalents and investments of $41.9 million as of March 31, 2025; Current runway into 2026

Conference call today at 4:30 p.m. ET

SOUTH SAN FRANCISCO, Calif., May 13, 2025 — Vaxart, Inc. (Nasdaq: VXRT) (the “Company” or “Vaxart”) today announced its business update and financial results for the first quarter of 2025.

“We are pleased that the stop work order was lifted for the 10,000 participant portion of our COVID-19 Phase 2b trial and have immediately proceeded to begin screening participants,” said Steven Lo, Chief Executive Officer of Vaxart. “We appreciate the U.S. Department of Health and Human Services’ thorough review of our Phase 2b trial and robust body of data of our oral pill vaccine platform, which we believe can provide both mucosal and systemic immunity against common viral diseases safely and effectively. We look forward to our continued collaboration with our government partners.”

“In addition to the meaningful progress of our COVID-19 trial, we quickly completed enrollment of our norovirus Phase 1 trial and remain on track to report topline data in mid-2025. Regarding our preclinical programs, we generated promising preclinical data in our avian influenza study with the goal of publishing our findings once the full study analysis is complete. Going forward, we intend to continue to manage our costs prudently to deliver on our upcoming clinical and regulatory milestones,” added Mr. Lo.

Recent Business Highlights

Norovirus Vaccine Developments

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In April 2025, Vaxart completed enrollment of all 60 participants for its Phase 1, open label, dose ranging clinical trial evaluating its second-generation oral norovirus vaccine constructs head-to-head against its first-generation constructs. The study will measure safety and immune parameters that have correlated to protection in the completed norovirus challenge study, with topline data expected in mid-2025.

o	An independent Data and Safety Monitoring Board (DSMB) conducted a pre-planned interim safety data review and recommended the study to continue without any modifications.

o

If the Phase 1 trial is successful, the next step, pending a partnership or other funding, would be to conduct a Phase 2b safety and immunogenicity study that could potentially begin as early as the second half of 2025 followed by an End of Phase 2 meeting with the U.S. Food and Drug Administration (FDA). A Phase 3 trial could then begin as early as 2026.

COVID-19 Vaccine Developments

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On April 24, 2025, Vaxart received written notification from Advanced Technology International (“ATI”) that the stop work order for its Phase 2b COVID-19 trial had been lifted and that the Company could proceed with screening for the 10,000-participant portion of the trial.

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Vaxart continues to operate under the terms of its Project NextGen award, last modified on February 7, 2025, prior to the stop work order. The Company may receive funding of up to $460.7 million under the current terms of the award, with up to $240.1 million currently available for payment. As of March 31, 2025, the Company has received $85.6 million of cash payments associated with this award.

o	Screening is underway for the 10,000 participant portion of the trial with dosing expected to begin in the second quarter of 2025.
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Vaxart continues to conduct per protocol follow up work of the 400-person sentinel cohort. Participants are being monitored for up to 12 months post-vaccination to assess safety, immunogenicity, and efficacy for the sentinel cohort.

Influenza Program Developments

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Vaxart continues to advance its avian influenza program. The new avian influenza vaccine was 100% protective against death in a robust ferret clade 2.3.4.4b challenge model, compared with 0% survival in placebo-treated animals. Vaxart intends to publish the results of the preclinical studies in a peer-reviewed forum when the full study analysis is complete.

Chief Financial Officer Transition

●	Jeroen Grasman was appointed as the Chief Financial Officer effective May 19, 2025.
o	A seasoned financial executive, Mr. Grasman brings more than 20 years of experience to Vaxart.

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Phillip Lee is resigning as Chief Financial Officer once Jeroen Grasman starts, for personal reasons. To ensure a smooth transition, Mr. Lee will remain as a non-executive employee through June 1, 2025.

Financial Results for the First Quarter Ended March 31, 2025

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Cash, cash equivalents and investments totaled $41.9 million as of March 31, 2025. Currently, Vaxart anticipates cash runway into the first quarter of 2026. The Company remains aggressive in exploring various strategies to extend its cash runway through business development partnerships and non-dilutive funding options, with the goal of achieving its upcoming clinical and regulatory milestones and maximizing stockholder value.

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Revenue for the first quarter of 2025 was $20.9 million, compared to $2.2 million for the first quarter of 2024. Revenue in the first quarter of 2025 was primarily from government contracts related to the BARDA contract awarded in June 2024. Revenue in the first quarter of 2024 was primarily from government contracts related to the BARDA contract awarded in January 2024.

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Research and development expenses were $30.7 million for the first quarter of 2025, compared to $19.0 million for the first quarter of 2024. The increase is primarily due to an increase in clinical trial expenses related to Vaxart’s COVID-19 and norovirus vaccine candidates, partially offset by a decrease in preclinical and manufacturing expenses.

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General and administrative expenses were $5.1 million for the first quarter of 2025, compared to $7.2 million for the first quarter of 2024. The decrease is primarily due to a decrease in stock-based compensation expense, personnel costs and legal and other professional fees.

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Vaxart reported a net loss of $15.6 million for the first quarter of 2025, compared to $24.4 million for the first quarter of 2024. Net loss per share for the first quarter of 2025 was $0.07, compared to a net loss of $0.14 per share for the first quarter of 2024.

Conference Call

The Vaxart senior management team will host a conference call to discuss the business update and financial results for the first quarter of 2025 today, beginning at 4:30 p.m. ET.

The conference call can be accessed using the following information:

Webcast: Click here

Date: Tuesday, May 13, 2025 – 4:30 p.m. ET

Domestic: (877) 407-0832

International: (201) 689-8433

Conference ID: 13753354

A replay of the webcast will be available for 30 days on Vaxart’s website at www.vaxart.com following the conclusion of the event.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using pills that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary pill vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include pill vaccines designed to protect against coronavirus, norovirus and influenza, as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immune-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results from preclinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “anticipate,” “plan,” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s ability to develop and commercialize its product candidates, including its vaccine booster products; Vaxart’s expectations regarding clinical results and trial data; and Vaxart’s expectations with respect to the effectiveness of its product candidates. Vaxart may not actually achieve the plans, carry out the intentions, or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations, and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement, and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates, and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; that the stop work order discussed above may result in further work on the COVID-19 Phase 2b trial being suspended or terminated; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart’s or its partners’ control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Vaxart may not be able to obtain, maintain, and enforce necessary patent and other intellectual property protection; that Vaxart’s capital resources may be inadequate; Vaxart’s ability to resolve pending legal matters; Vaxart’s ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks described in the “Risk Factors” sections of Vaxart’s Quarterly and Annual Reports filed with the U.S. Securities and Exchange Commission. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contact

Vaxart Media and Investor Relations:

Matt Steinberg

FINN Partners

IR@vaxart.com

(646) 871-8481